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                                                                    EXHIBIT 5.1

327300-005-016

                                  May 15, 1996

Gliatech Inc.
23420 Commerce Park Road
Cleveland, Ohio 44122

     Re:       Public Offering of 1,750,000 shares
               of Common Stock, $0.01 par value per
               share, of Gliatech Inc.
               ------------------------------------
Gentlemen:

     We are acting as counsel for Gliatech Inc., a Delaware corporation (the "Company"), in connection with the public offering of an aggregate of 1,750,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of the Company, with up to 1,500,000 shares of Common Stock to be offered by the Company (the "Primary Shares") and an additional 250,000 shares of Common Stock (the "Secondary Shares") to be offered by certain selling stockholders (the "Selling Stockholders"), on a best efforts, all or none basis, principally to selected institutional investors in accordance with the terms and conditions of a Placement Agency Agreement to be entered into among the Company, Vector Securities International, Inc., Montgomery Securities and McDonald & Company Securities, Inc. (the "Placement Agents") with respect to the Primary Shares and Secondary Shares.

     In our capacity as counsel to the Company, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that, subject to the due approval of the specific terms of the sale of the Primary Shares by the Pricing Committee of the Board of Directors of the Company:

     1. The Primary Shares will be duly authorized and, when issued and delivered by the Company to the Placement Agents pursuant to the Placement Agency Agreement and the Escrow Agreement against payment of the consideration as provided therein (and provided payment of consideration received by the



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Gliatech Inc.
May 15, 1996
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Company is at least equal to the par value of such Primary Shares), will be validly issued, fully paid and nonassessable.

     2. The Secondary Shares are duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement filed by the Company to effect the registration of the Primary Shares and Secondary Shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                                   Very truly yours,

                                                   /s/Jones, Day, Reavis & Pogue